UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2015

NATIONAL INTERSTATE CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	000-51130	34-1607394
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Interstate Drive, Richfield, OH	44286-9000
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (330) 659-8900

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2015, National Interstate Corporation (the “Company”) announced that its Board of Directors has appointed Anthony (Tony) J. Mercurio, currently President and Chief Operating Officer of the Company, as President and Chief Executive Officer of the Company, effective May 5, 2016 (the “Transition Date”). The Company expects to nominate Mr. Mercurio for election to the Board of Directors at the Company’s 2016 annual meeting of shareholders.

Originally joining the National Interstate organization in 1997, Mr. Mercurio, age 42, has held numerous management and executive positions with the Company’s subsidiaries, National Interstate Insurance Company and Vanliner Insurance Company, throughout his tenure, including serving as chief executive officer of Vanliner Insurance Company from 2010 through 2012. Prior to joining the Company, Mr. Mercurio held various product and management positions with Westfield Insurance Company and American International Group. Mr. Mercurio has served as Chief Operating Officer of the Company since January 1, 2013 and also served as Executive Vice President of the Company from January 1, 2013 until November 12, 2015, when he was promoted to President.

Mr. Mercurio was not appointed to his new position pursuant to any arrangement or understanding with any other person, and he has no reportable transactions under Item 404(a) of Regulation S-K.

Mr. Mercurio will succeed David W. Michelson, who has served as the Company’s Chief Executive Officer since January 1, 2008. Effective as of the Transition Date, Mr. Michelson will retire from his position as Chief Executive Officer and will become a Senior Advisor to the Company to ensure an orderly transition of the Company’s management structure. Mr. Michelson will continue serving on the Board of Directors until the expiration of his current term as a director at the Company’s 2017 annual meeting of shareholders.

In connection with Mr. Mercurio’s appointment as Chief Executive Officer and Mr. Michelson’s appointment as a Senior Advisor, the Company entered into new employment agreements with Messrs. Mercurio and Michelson. The new employment agreements supersede and replace their existing employment agreements and arrangements with the Company, effective immediately, other than the Restricted Share Agreement, dated November 7, 2007, entered into between the Company and Mr. Michelson (the “Restricted Share Agreement”), which will remain in effect pursuant to its terms.

Mercurio’s Employment Agreement

Pursuant to Mr. Mercurio’s employment agreement, Mr. Mercurio’s annual salary will increase to $410,000, effective on the Transition Date when he commences his service as Chief Executive Officer. The initial term of the employment agreement is from December 21, 2015 until December 31, 2017, after which time the agreement automatically renews for successive one year periods unless and until one party gives the other 120 days advance written notice of termination. Mr. Mercurio is eligible to receive an annual bonus with a target bonus of $285,000 (i.e., an amount equal to 75% of his annual base salary as in effect as of the date of the agreement) for the 2015 accident year and $410,000 (or such amount as is equal to 100% of his annual base salary) for the 2016 and subsequent accident years during his term of employment, subject to the terms and conditions of the Company’s Management Bonus Plan. The agreement also subjects Mr. Mercurio to customary confidentiality, non-competition and non-solicitation covenants. Mr. Mercurio also receives certain perquisites and paid time off and also participates in the Company’s Long-Term Incentive Plan and benefit plans in effect from time to time.

If Mr. Mercurio’s employment is terminated by the Company without cause, upon Mr. Mercurio’s death or disability, or by Mr. Mercurio for good reason, the Company will pay and provide to Mr. Mercurio (or to his estate, as the case may be) (1) his base salary at the rate in effect immediately before the termination through the later of the expiration of the initial term of his employment agreement or the first anniversary of his termination date, (2) prior year bonuses as if he were actively employed through the scheduled date of payment, (3) a pro rata portion of any bonus he would have received under the Management Bonus Plan had his employment continued through the year of termination, and (4) acceleration of any unvested stock options.

The terms “cause” and “good reason” are each defined in the agreement. Cause generally means (1) a conviction of a felony or a crime involving moral turpitude, (2) dishonesty or wrongful misconduct, or a violation of any law or regulation, that is materially detrimental or adverse to the Company’s best interests, (3) violation of confidentiality, non-competition or non-solicitation covenants, or (4) abandonment or continuing neglect of duties. Good reason generally means (1) a reduction in base salary below the rate specified for the period following the Transition Date, (2) a decrease of a target bonus opportunity below 100% of Mr. Mercurio’s base salary (or 75%, if prior to the Transition Date), (3) the Company’s removal of Mr. Mercurio as Chief Executive Officer (other than for cause) and failure to reverse such removal within 30 days after receiving written notice from Mr. Mercurio objecting to such removal, or (4) a material change in his principal place of employment.

Michelson’s Employment Agreement

Pursuant to the terms of his employment agreement, effective as of the Transition Date, Mr. Michelson will resign his position as Chief Executive Officer and will become a Senior Advisor for two years. Mr. Michelson’s annual salary will be $250,000, effective as of the Transition Date, and he will be eligible to receive a bonus for the 2016 accident year on a pro rata basis from January 1, 2016 through the Transition Date, payable no later than March 31, 2017, subject to the terms and conditions of the Company’s Management Bonus Plan. Any bonuses accrued but not yet paid for prior accident years will also be paid no later than March 2017. Mr. Michelson will not be eligible for a bonus for any years following the 2016 accident year. Restricted shares previously granted to Mr. Michelson will continue to vest in accordance with the terms of the Restricted Share Agreement.

Mr. Michelson’s agreement also provides for certain perquisites during its term (car allowance and standard office perquisites) and participation by Mr. Michelson in the Company’s benefit plans in effect from time to time. The agreement also subjects Mr. Michelson to customary confidentiality, non-competition and non-solicitation covenants.

If Mr. Michelson’s employment is terminated by the Company without cause or by Mr. Michelson for good reason, the Company will pay and provide to Mr. Michelson all compensation and benefits to which Mr. Michelson would be entitled to under the agreement had he continued to work through the end of the employment term. Upon Mr. Michelson’s death or disability, the Company will pay to Mr. Michelson (or to his estate, as the case may be) any payments remaining owed to Mr. Michelson with respect to his base salary or the Company’s Management Bonus Plan.

The terms “cause” and “good reason” are each defined in the agreement. Cause generally means (1) a conviction of a felony or a crime involving moral turpitude, (2) dishonesty or wrongful misconduct, or a violation of any law or regulation, that is materially detrimental or adverse to the Company’s best interests, (3) violation of confidentiality, non-competition or non-solicitation covenants, or (4) abandonment or continuing neglect of duties. Good reason generally means (1) a material, uncured breach of the employment agreement by the Company or (2) a change in control of the Company.

A copy of the press release issued by the Company on December 21, 2015 is attached to this Current Report on Form 8-K (this “Current Report”) as Exhibit 99.1 and is incorporated herein by reference. The foregoing descriptions of Messrs. Mercurio’s and Michelson’s respective employment agreements are qualified in their entirety by reference to the full text of their employment agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report and are incorporated herein by reference.

ITEM 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment and Non-Competition Agreement dated December 21, 2015 between National Interstate Corporation and Anthony J. Mercurio.
10.2	Employment and Non-Competition Agreement dated December 21, 2015 between National Interstate Corporation and David W. Michelson.
99.1	Press Release of National Interstate Corporation dated December 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Interstate Corporation

By:	/s/ Arthur J. Gonzales
Arthur J. Gonzales
Senior Vice President, General Counsel & Secretary

Date: December 21, 2015